Exhibit 99.1

NEWS RELEASE	For additional information contact: Stephen R. Theroux
For Immediate Release	Executive Vice President, COO and CFO

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS INCREASED BY 8% IN FIRST HALF

Newport, New Hampshire – July 15, 2004 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today reported consolidated net income for the six months ended June 30, 2004 of $2,933,000 or $1.38 per share compared to $2,710,737 or $1.36 per share for the first six months of 2003, an increase of 8.20%. For the quarter ended June 30, 2004, net income totaled $1,279,071 or $.60 per share compared to $1,473,972 or $.74 per share for the same period last year, a decrease of 13.22%. The Company’s returns on average assets and equity for the six months were 1.02% and 15.68%, respectively, compared to 1.11% and 15.51% for the same period in 2003.

The increase in the amount $222,263 of net income for the six months ended June 30, 2004 resulted primarily from a $1,614,799 increase in net interest income. This increase was driven by a sustained demand for real estate mortgage loans, offset in part by $249,000 in interest expense incurred from the receipt of proceeds from two Trust Preferred Securities (TRUP) Pools, each in the amount of $10 million. The Company intends to use the proceeds for general corporate purposes, which may include the redemption of an existing TRUP, which is callable on September 29, 2004. The increase in net interest income was partially offset by a $1,022,844 decrease in non-interest income. Non-interest income for the six months ended June 30, 2003 was aided by the high volume of mortgage loan refinancings, which accounted for $1,014,097 in net Mortgage Servicing rights, compared to $503,899 for the six months ended June 30, 2004. Non-interest income for the six months ended June 30, 2004 includes $373,410 of pre-tax gains on the sale of investment securities compared to $223,295 for the same period in 2003.

The decrease in the amount of $194,901 in net income for the three months ended June 30, 2004 resulted primarily from a $970,856 decrease in non-interest income. This decrease was offset in part by $638,691 in net interest income, which includes the $249,000 in interest expense from the issuance of the above-mentioned TRUP. Second quarter income for 2003 was aided by the high volume of mortgage loan refinancings, which accounted for $615,000 in net Mortgage Servicing rights, compared to $245,000 for the second quarter of 2004.

Total assets amounted to $604,905,230 at June 30, 2004 compared to $495,817,585 at June 30, 2003. Loans held in portfolio increased by $70,781,986, or 21.82%, to $394,127,472. Sold loans totaled $290,543,920 at June 30, 2004, as compared to $280,113,525 at June 30, 2003, an increase of 3.72%. The Bank’s investment portfolio increased to $154,211,111 at June 30, 2004, from $110,828,203 at June 30, 2003. The Bank invested the proceeds of the two TRUP pools in short-term securities and employed a $20 million leverage strategy using the proceeds from Federal Home Loan Bank advances to account for the increase in the investment portfolio.

Total deposits increased by $6,075,454, or 1.43% to $431,873,503 at June 30, 2004 from $425,798,049 at June 30, 2003. Shareholders’ equity of $40,986,637 resulted in a book value of $19.75 per share, based on 2,075,433 shares of common stock outstanding, an increase of $1.15 per share from a year ago. Advances from the Federal Home Loan Bank increased to $70,000,000 at June 30, 2004 from $0 at June 30, 2003, as the Bank used the proceeds to fund loan demand.

As previously announced, a regular quarterly dividend of $.225 per share is payable on July 30, 2004 to shareholders of record as of July 23, 2004.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through fourteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge Region of west-central New Hampshire.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s present expectations or beliefs concerning future events. The Company cautions that assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. The Company has no obligation to update any forward-looking statements upon the occurrence of future events. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Six Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03
Interest Income	$6,221,852	$5,299,729	$12,242,873	$10,618,916
Interest Expense	1,681,926	1,398,494	3,047,249	3,308,091
Net Interest Income	4,539,926	3,901,235	9,195,624	7,580,825
Provision for Loan Losses	24,999	24,999	49,998	49,998
Non-interest Income	871,728	1,830,585	2,119,250	3,130,095
Operating Expenses	3,302,847	3,333,463	6,519,387	6,348,281
Net Income	1,279,071	1,473,972	2,933,000	2,710,737
Earnings Per Common Share, basic	$.62	$.75	$1.42	$1.38
Earnings Per Common Share, assuming dilution (1)	$.60	$.74	$1.38	$1.36
Dividends Declared	$.23	$.18	$.45	$.36

	As of 6/30/04	As of 6/30/03
Total Assets	$604,905,230	$495,817,585
Loans	395,127,472	324,345,486
Reserve for Loan Losses	3,941,358	3,856,607
Investment Securities, net	154,211,111	110,828,203
Federal Funds Sold	3,300,000	3,116,484
Total Deposits	431,873,503	425,798,049
Federal Home Loan Bank Advances	70,000,000	—
NHTB Capital Trust Preferred	36,400,000	16,400,000
Shareholders’ Equity	40,986,637	36,746,863
Book Value of Shares Outstanding	19.75	18.60
Tier I Core Capital to Assets	7.01%	7.72%
Shares Outstanding	2,075,433	1,975,606
Return on Average Assets	1.02%	1.11%
Return on Average Equity	15.68%	15.51%
Non-performing Assets as a % Total Assets	.06%	.33%

(1)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.